EXHIBIT 11

                     TOTAL CONTAINMENT, INC.
        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                                                Nine months ended
                                                  September 30,
                                                  1997      1996
                                                 (In thousands)
Primary:
Average shares outstanding                        4,642     4,642

Options were anti-dilutive                            -         -

  Totals                                          4,642     4,642

  Net Income                                   $(13,185)   $  635

  Per share amount                             $  (2.84)   $ 0.14

Fully diluted:
Average shares outstanding                        4,642     4,642
Options were anti-dilutive                            -         -

  Totals                                          4,642     4,642

  Net Income                                   $(13,185)   $  635

  Per share amount                             $  (2.84)   $ 0.14